Exhibit 10.2

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”) is made as of April 1, 2013 (the “Resignation Date”), between WARNER CHILCOTT PHARMACEUTICALS S.à r.l., (the “Company”), and Marinus Johannes van Zoonen (“Executive”).

RECITALS

WHEREAS, Executive and the Company previously entered into that certain Employment Agreement, dated as of January 31, 2012 (the “Prior Agreement”), relating to Executive’s role as President, Europe/International and Marketing of the Company’s ultimate parent company, Warner Chilcott plc, an Irish public limited company, or any successor thereto (“Warner Chilcott”), and as a director of the Company;

WHEREAS, Executive has notified the Company and Warner Chilcott of his desire to resign from his roles with the Company and Warner Chilcott to pursue other interests as of the Resignation Date;

WHEREAS, Executive and the Company desire to enter into this Agreement in order to set forth the terms and conditions of Executive’s resignation.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Executive’s Resignation.

(a) Executive’s employment with the Company shall cease as of the close of business on the Resignation Date and Executive hereby agrees:

(i) to assist the Company in the transition of his roles by resigning and relinquishing all executive positions and other roles with Warner Chilcott or any of its direct or indirect subsidiaries (collectively, the “Group Companies”), including any position as an officer or member of the board of directors of any Group Company, in each case effective as of the Resignation Date;

(ii) to further assist the Company in completing formalities by signing any required resignation letters or other documents as reasonably requested by the Company, Warner Chilcott or any other Group Company in connection with his resignation;

(iii) to acknowledge the settlement of all outstanding matters by signing the Release Agreement (attached hereto as Exhibit A) (the

“Release Agreement”) no earlier than May 3, 2013 (the 32nd day following the Resignation Date), and returning the signed Release Agreement to the Company no later than May 10, 2013, to be effective as of the Resignation Date; and

(iv) to continue to comply with the provisions of this Agreement, including, without limitation, Sections 2, 3 and 5.

(b) Upon Executive’s resignation as of the Resignation Date, and subject to Executive’s timely execution and return of the Release Agreement as specified in Section 1(a) above and continued compliance with the terms of this Agreement, including, without limitation, Sections 2, 3 and 5, Executive shall be entitled to the following payments and benefits:

(i) The Company shall pay Executive a lump sum payment of CHF 92,656 gross (the “Lump Sum Payment”) on the first regular Company payroll date following May 3, 2013;

(ii) The Company shall pay to Executive an aggregate amount equal to (A) 200% of Executive’s base salary of CHF 555,932 gross plus (B) 200% of Executive’s cash bonus of CHF 366,000 gross. The aggregate amount of such payments shall be CHF 1,843,864 gross. The amount shall be paid in 24 monthly installments, with the first installment payable on the same date on which Executive will receive the Lump Sum Payment pursuant to clause (i) above. Any payments under this clause (ii) shall cease in the event of a violation of Section 2, 3 or 5 of this Agreement, to the extent such payments remain outstanding at the time of such violation;

(iii) All restricted share unit and option awards held by Executive as of the date hereof that would have vested following the Resignation Date and prior to the first anniversary thereof if Executive had remained employed by the Company on the applicable vesting date, shall vest on the date that Executive timely returns the executed Release Agreement to the Company as specified in Section 1(a) above (which date shall be no earlier than May 3, 2013 and no later than May 10, 2013) as set forth in the table below:

Equity Award	Portion to Become Vested

Restricted Share Unit Award granted January 29, 2010	4,431 restricted share units

Option Award granted January 29, 2010	option to purchase 10,938 shares

Restricted Share Unit Award granted March 31, 2010	1,406 restricted share units

Option Award granted March 31, 2010	option to purchase 3,432 shares

Restricted Share Unit Award granted February 17, 2011	5,122 restricted share units

Option Award granted February 17, 2011	options to purchase 12,295 shares

Restricted Share Unit Awards granted January 31, 2012	27,580 restricted share units

Option Awards granted January 31, 2012	option to purchase 68,108 shares

(iv) All performance restricted share unit awards held by Executive as of the date hereof that would have been eligible to vest based on Warner Chilcott’s 2013 performance, shall vest subject to achievement of performance targets specified in the applicable award agreements as if Executive had remained employed by the Company through the applicable vesting date, as set forth in the table below:

Equity Award	Portion to Become Vested

Performance Restricted Share Unit Award granted February 17, 2011	up to 4,970 performance restricted share units eligible to vest subject to achievement of performance targets through December 31, 2013

Performance Restricted Share Unit Awards granted January 31, 2012	up to 26,768 performance restricted share units eligible to vest subject to achievement of performance targets through December 31, 2013

(v) For the avoidance of doubt, all restricted share unit, performance restricted share unit and option awards held by Executive that remain outstanding and unvested as of the Resignation Date and that do not vest in accordance with Sections 1(b)(iii) and 1(b)(iv) above shall be forfeited as of the Resignation Date;

(vi) The expiration date for all option awards vested as of April 1, 2013 and all option awards that will vest pursuant to Section 1(b)(iii) above shall be July 1, 2014.

(vii) Executive shall be eligible to receive, with respect to all restricted share unit awards and performance restricted share unit awards vesting in accordance with Sections 1(b)(iii) and 1(b)(iv) above, accrued dividend equivalent compensatory cash bonus payments thereon resulting from (A) the special dividend in the amount of $8.50 per share, paid on September 8, 2010; (B) the special dividend in the amount of $4.00 per share, paid on September 10, 2012; (C) the semi-annual dividend in the amount of $0.25 per share, paid on December 14, 2012; and (D) with respect to all performance restricted share unit awards only, any other dividend declared by the Company prior to the vesting of the applicable award. Such dividend equivalent compensatory cash bonus payments shall be payable in accordance with Warner Chilcott’s ordinary payroll procedures following the vesting of the applicable restricted share units and performance restricted share units. For the avoidance of doubt, no such payments shall be payable on shares underlying the option awards that vest in accordance with Section 1(b)(iii) above;

(viii) For the 24-month period following the Resignation Date, the Company shall pay to Executive CHF 1,524.90 gross per month, which Executive may use to purchase coverage under the independent health plan in which Executive was participating as of the Resignation Date;

(ix) In lieu of continued employer contributions by the Company to Executive’s statutory Swiss pension at the statutory minimum level, to the extent the Executive would have been entitled to such contributions had Executive’s employment terminated as of the one-year anniversary of the Resignation Date, the Company shall make a lump sum payment of CHF 9,404 gross to Executive on the same date on which Executive will receive the Lump Sum Payment pursuant to Section 1(b)(i) above;

(x) The Company shall make a lump sum cash payment of CHR 42,600 gross to Executive on the same date on which Executive will receive the Lump Sum Payment pursuant to Section 1(b)(i) above in respect of vacation days accrued but unused by Executive as of the Resignation Date;

(xi) The Company shall pay to Executive an aggregate amount equal to CHF 28,514 gross to cover the cost of leasing a vehicle comparable to Executive’s Company car for the period from the Resignation Date to the first anniversary of the Resignation Date. The amount shall be paid in 12 equal monthly installments, with the first installment payable on the same date on which Executive will receive the Lump Sum Payment pursuant to Section 1(b)(i) above;

(xii) The Company shall pay to Executive an aggregate amount equal to CHF 31,645 gross on the same date on which Executive will receive the Lump Sum Payment pursuant to Section 1(b)(i) above to reimburse Executive for certain tuition payments made for Executive’s children; and

(xiii) To the extent Executive incurs any United States federal, state or local income tax (collectively, “U.S. Taxes”) on any payments or other compensation received in connection with his employment at the Company and notifies the Company in writing within 5 business days of such incurrence, the Company shall pay to Executive an additional amount such that the net amount of the additional amount retained by Executive, after deduction of all applicable U.S. Taxes (and any interest and penalties imposed with respect thereto) from the additional amount, shall be equal to the amount of U.S. Taxes imposed on such payments or other compensation.

(c) Notwithstanding anything to the contrary above, (i) the Company does not assume any obligations or liabilities other than those explicitly described in this Agreement, and, for the avoidance of doubt, the Company does not provide any guaranty with respect to the availability or level of health and welfare benefits available to Executive or his spouse or the tax treatment of any benefits provided under this Agreement, and the Company shall not be required to indemnify or hold harmless Executive or his spouse for costs associated with any potential unavailability of such benefits or any potential taxes imposed on Executive or his spouse in connection with such benefits, and (ii) all of the payments and benefits provided under this Section 1 shall be subject to any applicable withholdings and customary payroll deductions.

(d) Notwithstanding anything to the contrary above in this Section 1 or elsewhere, any amount payable by the Company under this Section 1 shall be reduced by any amounts payable under (i) any other Company plan or (ii) payments required under any applicable laws, rules or regulations (other than, in each case, pension amounts or amounts paid by third-party or government insurance or benefit funds).

(e) The execution of the Release Agreement is a precondition to Executive’s entitlement to the payments and benefits set forth above in this Section 1. The execution of the Release Agreement is intended to establish closure on all matters encompassed by the Release Agreement through and including the Resignation Date. However, separately, by accepting the terms of this Agreement, Executive agrees that he waives and releases all claims and rights he may have against all Group Companies and affiliates of the Group Companies, as of the date hereof, including without limitation, all claims and rights in respect of his roles with the Group Companies and the cessation of those roles, as described above, but excluding the rights, payments and benefits explicitly provided under this Agreement. Accordingly, by executing this Agreement, in consideration of the payments and benefits set forth above in this Section 1, and in this Agreement generally, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all claims arising out of Executive’s employment with the Company and service as an officer or director of any Group Company, and Executive’s anticipated resignation from all positions held with the Company and the Group

Companies (other than the rights, payments and benefits explicitly provided to Executive under this Agreement) that Executive may have against Warner Chilcott, the Company and all other subsidiaries and affiliates of Warner Chilcott, together with its past, present and future parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, executives, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing.

(f) Executive shall not reveal the amounts paid to Executive or the other terms of this Agreement to anyone, except (i) to Executive’s immediate family, legal and financial advisors, (ii) in response to a subpoena or other legal process, after reasonable notice has been provided to the Company sufficient to enable the Company to contest the disclosure, or (iii) to the extent that any such information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.

2. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data obtained by him concerning any Group Company while employed by the Company or providing services as an officer or director of any Group Company (“Confidential Information”) are the property of Warner Chilcott and/or the relevant Group Company (as appropriate). Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of any Group Company, learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Group Companies, except: (i) with Warner Chilcott’s express written consent; (ii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (iii) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 7 hereof), and, at the Company’s expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit any Group Company to intervene and participate with counsel of its own choice in any related proceeding.

(b) Executive shall deliver to the Company prior to the Resignation Date, or at any other time the Company may request, all memoranda,

notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other Group Company which he may then possess or have under his control.

3. Inventions and Patents. Executive acknowledges that all of his services on behalf of the business have been provided under his prior agreements and arrangements with the Company and/or its affiliates, or the predecessors of the Company and/or its affiliates. Accordingly, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, patent applications and all similar or related information (whether or not patentable) which relate to a Group Company’s actual or anticipated business, research and development or existing or future products or services and which have been conceived, developed or made by Executive while employed by the Company or any other Group Company (or any predecessor), and in performance of the duties of his employment (“Work Product”) belong to the applicable Group Company. Executive will disclose such Work Product to the board of directors of Warner Chilcott (the “Board”) no later than the Resignation Date and will perform all actions reasonably requested by the Board (whether during or after his employment) to seek and obtain intellectual property protection on behalf of the applicable Group Company and establish and confirm the applicable Group Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4. Indemnification. The Company will indemnify Executive and his legal representatives to the fullest extent permitted by applicable law and the existing organizational documents of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director or officer of the Company or any other Group Company or actions taken purportedly on behalf of the Company or any other Group Company. The Company shall advance to Executive the amount of his expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under applicable law. The indemnification and expense reimbursement obligations of the Company in this Section 4 will continue as to Executive after he ceases to be an officer of the Company and shall inure to the benefit of his heirs, executors and administrators. The Company shall not, without Executive’s written consent, cause or permit any amendment of the Company’s governing documents which would adversely affect Executive’s rights to indemnification and expense reimbursement thereunder. For the avoidance of doubt, this Section 4 shall not override the provisions of Section 1(c) above.

5. Non-Compete; Non-Solicitation.

(a) Executive covenants and agrees that, for the following periods after the Resignation Date, Executive shall not, except with the prior written consent of the Board, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever:

(i) for the Applicable Period following the Resignation Date, in the Relevant Territory (as defined in Section 5(b) below), and in competition with the Company or any of the Relevant Group Companies, engage, assist or be interested in any undertaking which provides services or products that are in direct competition with those provided by the Company or any of the Relevant Group Companies;

(ii) for the Applicable Period following the Resignation Date, in the Relevant Territory, solicit or interfere with or endeavor to entice away from the Company or any of the Relevant Group Companies any Person who is a customer or Potential Customer of the Company or any of the Relevant Group Companies;

(iii) for the Applicable Period following the Resignation Date, in the Relevant Territory, be concerned with the supply of services or products to any Person which is a customer or Potential Customer of the Company or any of the Relevant Group Companies where such services or products are in competition with those services or products supplied by the Company or any of the Relevant Group Companies;

(iv) for the Applicable Period following the Resignation Date, offer to employ, or engage or solicit the employment or engagement of, any Person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such Person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); or

(v) at any time after the Resignation Date, represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies other than, if applicable, in his capacity as a shareholder of Warner Chilcott.

(b) For the purposes of this Agreement:

(i) “Applicable Period” means 24 months.

(ii) “Person” means an individual, partnership, limited liability company, corporation, trust or any other entity.

(iii) “Potential Customer” means any Person from whom the Company or any of the Relevant Group Companies has actively solicited business during the 12-month period prior to Executive’s termination of employment.

(iv) A “Relevant Group Company” means the Company, Warner Chilcott and all direct and indirect subsidiaries thereof and, if applicable, their predecessors in business.

(v) “Relevant Territory” means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which Executive shall have been concerned during the term of his employment with any Group Company.

(c) Nothing contained in Section 5(a) shall prohibit Executive from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognized investment or stock exchange; provided that any such holding shall not exceed three percent of the issued share capital of such company and is held passively by way of bona fide investment only.

(d) Executive agrees that the restrictions contained in this Section 5 are reasonable. If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 5, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

6. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (b) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to Executive:	At the address for Executive on file with the Company at the time of the relevant notice

Notices to the Company:	Warner Chilcott Pharmaceuticals S.à r.l. Avenue des Morgines 12 1213 Petit Lancy Geneva, Switzerland +41 22 879 1900 (Phone) +41 22 879 1901 (Fax)

With a Copy to:

Warner Chilcott (US), LLC
Rockaway 80 Corporate Center 100 Enterprise Drive Rockaway, NJ 07866
(973) 442-3200 (Phone) (973) 442-3316 (Fax) Attention: General Counsel

8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (except with respect to Section 5, for which Section 5(d) shall apply), such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. Complete Agreement. This Agreement constitutes the complete agreement and understanding among Executive, on the one hand, and the Relevant Group Companies, on the other hand, and supersedes and preempts any prior understandings, agreements or representations, by or among Executive, on the one hand, and the Relevant Group Companies, on the other hand, written or oral, whether in agreements, letters, memoranda, term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way, including without limitation, (a) the Prior Agreement; (b) that certain agreement between Executive and S.A. Norwich Eaton N.V., dated October 20, 1988, which Executive represents he terminated as of the date of the Prior Agreement; and (c) the terms of any plan or program which are contrary to any explicit term of this Agreement. Executive acknowledges and agrees that he has been given ample opportunity to consider this Agreement and consult with advisers of his choosing regarding his rights generally and the terms of this Agreement, and has used such time as he deems appropriate to review and consider this Agreement prior to his execution of this Agreement.

10. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

11. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Switzerland without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Switzerland.

14. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the making, interpretation or the breach thereof, other than a claim solely for injunctive relief for any alleged breach of the provisions of Sections 2, 3 and/or 5 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and any party to the arbitration may, if he or it elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

16. Legal Fees and Expenses. The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of any contest brought in good faith (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), other than any contest against Section 15 of this Agreement, plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986 of the United States, as amended.

17. No Mitigation or Set-Off. The provisions of this Agreement are not intended, nor shall they be construed, to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise. Except as provided under Section 1(d), the Company’s obligations to make the payments to Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

18. Tax Withholding. The parties agree to treat all amounts paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WARNER CHILCOTT PHARMACEUTICALS S.à r.l.

/s/ Robert Whiteford
Name:	Robert Whiteford

Title:	Chairman of the Management (gerant president)

EXECUTIVE

/s/ Marinus Johannes van Zoonen
Marinus Johannes van Zoonen

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is entered into between Marinus Johannes van Zoonen (“Executive”) and WARNER CHILCOTT PHARMACEUTICALS S.à r.l. (the “Company”). The Company, together with its past, present and future parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release Agreement as the “Released Parties.”

1. Resignation from Employment. Executive acknowledges and understands that Executive’s last day of employment with the Company is April 1, 2013 (the “Resignation Date”). Executive further acknowledges that Executive has received all compensation and benefits to which Executive is entitled as a result of Executive’s employment, except as otherwise provided under Section 1 of Executive’s Severance Agreement with the Company, dated as of April 1, 2013 (the “Severance Agreement”). Executive understands that, except as otherwise provided under Section 1 of the Severance Agreement, Executive is entitled to nothing further from the Released Parties, including reinstatement by the Company.

2. Executive General Release of Released Parties. In consideration of the payment and benefits provided under the Severance Agreement, Executive hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Executive may have against any of the Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Release Agreement to the Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey or any other state and the United States, Ireland and Switzerland and all other relevant jurisdictions, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims, including those of which Executive is not aware and those not mentioned in this Release Agreement. Executive specifically releases any and all Claims arising out of Executive’s employment with the Company or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Release Agreement, Executive is releasing and waiving any and all Claims which have arisen on or before the date of Executive’s execution and delivery of this Release Agreement to the Company.

3. Representations; Covenant not to Sue. Executive hereby represents and warrants that (A) Executive has not filed, caused or permitted to be filed any pending proceeding (nor has Executive lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Executive agreed to do any of the foregoing, (B) Executive has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Release Agreement, and (C) Executive has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Executive covenants and agrees that Executive shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

4. Binding Agreement. Executive and his heirs, executors and estate are bound by this Release Agreement.

5. Cooperation With Investigations/Litigation. Executive agrees, upon the Company’s request, to reasonably cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with the Company. Executive will make himself reasonably available to consult with the Company’s counsel, to provide information, and to appear to give testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

6. Confidentiality, Non-Solicitation, Inventions and Patents and Non-Disparagement. Executive agrees not to make any defamatory or derogatory statements concerning any of the Released Parties. Provided inquiries are directed to the Company’s Senior Vice President, Corporate Development, the Company shall disclose to prospective employers information limited to Executive’s dates of employment and last position held by Executive. Executive confirms and agrees that Executive shall comply with the terms of the Severance Agreement (including, without limitation, Sections 2, 3 and 5 of the Severance Agreement) and shall not, directly or indirectly, disclose to any person or entity or use for Executive’s own benefit, any confidential information concerning the business, projects, finances or operations of the Company, its affiliates or subsidiaries or any of their respective customers; provided, however, that Executive’s obligations under this Section 6 shall not apply to information generally known in the Company’s industry through no fault of Executive or the disclosure of which is required by law after reasonable notice has been provided to the Company sufficient to enable the Company to contest the disclosure. Confidential information shall include, without limitation, all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, including, but not limited to, information regarding pricing, margins, customer contact and customer profiles.

7. The Company Property. Executive represents and warrants that he has complied with Section 2(b) of the Severance Agreement and he has returned to the Company all property in his possession, custody or control belonging to the Company, its affiliates or subsidiaries, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare. Executive represents that Executive has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the Company’s, its affiliates’ or subsidiaries’ documents.

8. Remedies. If (i) Executive breaches any term or condition of this Release Agreement or the Severance Agreement, or any representation made by Executive in this Release Agreement was false when made, it shall constitute a material breach of this Release Agreement and in addition to and not instead of the Released Parties’ other remedies under law or in equity, Executive shall be required to immediately, upon written notice from the Company, return all payments made to Executive under Section 1 of the Severance Agreement and Executive shall forfeit all rights granted under Section 1 of the Severance Agreement with respect to any equity awards held by Executive. Executive agrees that if Executive is required to return any amounts and forfeit any rights under the foregoing sentence, this Release Agreement shall continue to be binding on Executive and the Released Parties shall be entitled to enforce the provisions of this Release Agreement as if such amounts and rights had not been repaid or forfeited and the Company shall have no further obligations to Executive under Section 1 of the Severance Agreement. Further, in the event of Executive’s breach of the terms of this Release Agreement, Executive agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Release Agreement.

9. Construction of Agreement. In the event that one or more of the provisions contained in this Release Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States or Switzerland, such unenforceability shall not affect any other provision of this Release Agreement, but this Release Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Release Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of Switzerland without reference to choice of law rules. The Company and Executive consent to the sole jurisdiction of the federal and state courts of New Jersey. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS RELEASE AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

10. Opportunity For Review.

(a) Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Release Agreement, (ii) has read this Release Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Release Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Release Agreement, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Release Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) has been given 32 days to review this Release Agreement before signing this Release Agreement and understands that he must sign this Release Agreement no earlier than May 3, 2013 and return it to the Company no later than May 10, 2013, (x) understands that if Executive does not sign this Release Agreement during the period specified in paragraph 10(a)(ix) and return this Release Agreement to the Company (Attn: Senior Vice President, Corporate Development) no later than May 10, 2013, the Company shall have no obligation to enter into this Release Agreement, Executive shall not be entitled to receive the payments or benefits provided for under Section 1 of the Severance Agreement, and the Resignation Date shall be unaltered; and (xi) understands that this Release Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms. Executive may return the signed Release Agreement to the Company’s Senior Vice President, Corporate Development by email to mhalstead@wcrx.com with a copy to rsullivan@wcrx.com, with the original paper copy of the signed Release Agreement sent promptly by mail or courier to the office of the Senior Vice President, Corporate Development.

(b) This Release Agreement shall be effective and enforceable immediately after execution and delivery to the Company by Executive, as specified above.

Agreed to and accepted on this

     day of             , 2013.

EXECUTIVE:

Marinus Johannes van Zoonen

Agreed to and accepted on this

     day of             , 2013.

WARNER CHILCOTT PHARMACEUTICALS S.à r.l.

Name:
Title:

A-4